                                                                    Exhibit 23.5

July 2, 1997

Board of Directors
Henry Schein, Inc.
135 Duryea Road
Melville, New York 11747

Re:  Registration Statement of Henry Schein, Inc. on Form S-4 dated July 2, 1997

We hereby consent to the reference to the opinion of our Firm under the caption "THE MERGER-- Opinion of Houlihan Lokey" and to the inclusion of our opinion referred to therein in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.